Exhibit 99.1

Optimer Reports First Quarter 2013 Financial Results

$19.4 million in total net revenues for Q1 2013

JERSEY CITY, New Jersey, May 9, 2013 — Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) announced today unaudited financial results for the first quarter ended March 31, 2013.

Financial Highlights

•                  First quarter 2013 DIFICID net product sales in the U.S. and Canada of $16.8 million, compared to $14.4 million in 2012

•                  First quarter 2013 total net revenues of $19.4 million

•                  Cash, cash equivalents and short-term investments at March 31, 2013 totaled $93.3 million

•                  2013 net loss for the first quarter was $31.3 million, or $0.65 per share

“Net product sales in the first quarter of $16.8 million were essentially flat from the fourth quarter.  We believe net product sales, which are derived from shipments to wholesalers and specialty pharmacies, were negatively impacted by an inventory sell-down by wholesalers. We saw a nearly 5% increase in demand for DIFICID during the quarter, as determined by estimated shipments from wholesalers to hospitals and retail and long-term care pharmacies, and we see continuing increased demand through April,” said Dr. Henry McKinnell, Optimer’s CEO and Chairman of the Board. “As we move toward mid-year and beyond, I am confident that if we maintain our focus on establishing DIFICID as an important treatment option for patients with CDAD, including execution on the strategic initiatives started in the latter part of 2012, we will improve adoption of DIFICID.”

Financial Overview

Total net revenues for the quarters ended March 31, 2013 and 2012 were $19.4 million and $14.4 million, respectively, an increase of $5.0 million.  The increase was due to an increase in DIFICID net product sales and an increase in contract revenue.

DIFICID net product sales in the United States and Canada for the quarters ended March 31, 2013 and 2012 were $16.8 million and $14.4 million, respectively, an increase of $2.4 million.  This increase was due to an increase in the number of customers ordering DIFICID and increased sales to existing DIFICID customers, as well as the impact of a 5.6% price increase effective January 3, 2013.  We recognize product sales of DIFICID upon delivery of product to our wholesalers.

Contract revenue for the quarter ended March 31, 2013 was $2.6 million.  There was no contract revenue in the quarter ended March 31, 2012.  The $2.6 million was related to fidaxomicin shipments to Astellas Pharma Europe, Astellas Japan, AstraZeneca and Specialised Therapeutics Australia, as well as royalties received from Astellas Pharma Europe.  In addition, we recognized approximately $0.3 million of revenue on the up-front payments we received from AstraZeneca and Astellas Japan in the prior year.

Cost of product sales for the three months ended March 31, 2013 and 2012 was $1.6 million and $1.2 million, respectively.  The increase was due to higher net product sales in the quarter ended March 31, 2013 as compared to the year-ago period.

Research and development expense for the quarters ended March 31, 2013 and 2012 was $9.9 million and $11.1 million, respectively, a decrease of $1.2 million. The decrease was primarily due to lower chemistry, manufacturing and control (or CMC) expenses, as well as lower consulting expenses. The decrease was offset by higher health economics and outcomes research expenses. We also incurred higher expenses related to our prophylaxis and pediatric clinical trials.

Selling, general and administrative expense for quarters ended March 31, 2013 and 2012 was $34.0 million and $25.5 million, respectively, an increase of $8.5 million. The increase primarily was due to higher legal, professional and outside service expenses. We also recognized higher stock compensation expense, primarily related to previously announced management departures.

Co-promotion expenses with Cubist for the quarters ended March 31, 2013 and 2012 were $3.8 million and $10.1 million, respectively, a decrease of $6.3 million. The co-promotion expenses for the quarter ended March 31, 2012 included an accrual of the first-year sales target bonus and an accrual of the first-year gross profit on sales above the sales target.

Net loss for the first quarter of 2013 was $31.3 million, or $0.65 cents per share, on a basic and diluted basis, as compared to net loss for the first quarter of 2012 of $10.9 million, or $0.23 cents per share, on a basic and diluted basis. The net loss in the year-ago quarter was favorably impacted by a $23.8 million gain on the deconsolidation of OBI.

At March 31, 2013, Optimer held cash, cash equivalents and short-term investments of $93.3 million.

Optimer had 48.0 million shares outstanding on March 31, 2013.

“As we maintain our focus and commitment to establishing DIFICID as an important first-line treatment option for patients, we are similarly focused on conducting our review of strategic alternatives so that we can optimize value for our stockholders,” continued Dr. McKinnell.

Conference Call and Webcast

The Company will host a conference call and webcast to discuss its first quarter 2013 financial results and provide a corporate update today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).

The conference call may be accessed by dialing (877) 280-7280 for domestic callers and +1 (678) 825-8232 for international callers.  Please specify to the operator that you would like to join “Optimer’s Financial Results Call.”  The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it will be archived for 30 days following the call.

About DIFICID® (fidaxomicin) Tablets

DIFICID is the first macrolide antibacterial drug indicated for Clostridium difficile-associated diarrhea (CDAD) to be approved in over 25 years in the U.S.  It is indicated in the U.S. for the treatment of CDAD in adults 18 years of age or older.  DIFICID is administered in 200 milligram tablets given orally, twice daily.

Important Safety Information for DIFICID

DIFICID is contraindicated in patients with hypersensitivity to fidaxomicin. DIFICID should not be used for systemic infections. Acute hypersensitivity reactions (angioedema, dyspnea, pruritus, and rash) have been reported. In the event of a severe reaction, discontinue DIFICID. Only use DIFICID for infection proven, or strongly suspected, to be caused by C. difficile. Prescribing DIFICID in the absence of a proven or strongly suspected C. difficile infection is unlikely to provide benefit to the patient and increases the risk of the development of drug resistant bacteria. The most common adverse reactions reported in clinical trials are nausea (11%), vomiting (7%), abdominal pain (6%), gastrointestinal hemorrhage (4%), anemia (2%) and neutropenia (2%).

Please visit www.DIFICID.com or call 855-DIFICID (343-4243) for full prescribing information for DIFICID.

About Optimer Pharmaceuticals

We are a global biopharmaceutical company currently focused on commercializing our antibiotic product DIFICID® (fidaxomicin) tablets in the United States and Canada, and developing other fidaxomicin products in the United States and worldwide, both by ourselves and with our partners and licensees. DIFICID, a macrolide antibacterial drug, was approved by the U.S. Food and Drug Administration on May 27, 2011, for the treatment of Clostridium difficile -associated diarrhea, or CDAD, in adults 18 years of age and older. Fidaxomicin has also received marketing authorization in other jurisdictions, including the European Union, where it is marketed under the trade name DIFICLIR™ by our licensee, Astellas Pharma Europe. CDAD is the most common symptom of Clostridium difficile infection, or CDI. Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including, without limitation, statements related to the implementation and impact of Optimer’s commercialization strategy, Optimer’s pursuit of new indications for DIFICID, Optimer’s on-going education efforts regarding its patient access initiatives and the burden of Clostridium difficile infection and expansion of DIFICID sales or market potential.  Words such as “expect,” “anticipate,” “will,” “could,” “would,” “project,” “intend,” “plan,” “believe,” “predict,” “estimate,” “should,” “may,” “potential,” “continue,” “ongoing” or variations of such words and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: Optimer’s ability to continue to increase adoption and use of DIFICID, the implementation and success of DIFICID growth initiatives and entry into new markets, whether or not healthcare professionals will prescribe DIFICID, the extent to which DIFICID receives reimbursement coverage from healthcare payors and government agencies, the extent to which DIFICID will be accepted on additional hospital formularies and the timing of hospital formulary decisions, Optimer’s ability to successfully coordinate commercialization efforts with Cubist under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist and its collaboration agreements with other partners, the possibility of alternative means of preventing or treating CDAD impacting adoption and sales of DIFICID, Optimer’s ability, through its third-party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID to meet demand, the effects of changes in Optimer’s management, the outcome of Optimer’s review of strategic alternatives including a possible sale of the Company, the potential for lawsuits and enforcement proceedings related to the previously disclosed investigations by U.S. authorities and other risks detailed in Optimer’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and Optimer undertakes no obligation to update or revise these statements, except as may be required by law.

Contacts

Optimer Pharmaceuticals, Inc.

David Walsey, VP of Investor Relations and Corporate Communications

(858) 964-3418

Canale Communications

Jason I. Spark, Senior Vice President

(619) 849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Product, net	$16,813,536	$14,380,541
Contract revenue	2,621,958	—
Other	—	2,106
Total revenues	19,435,494	14,382,647
Cost and expenses:
Cost of product sales	1,634,454	1,216,524
Cost of contract revenue	1,656,046	1,067,736
Research and development	9,886,185	11,067,967
Selling, general and administrative	33,999,733	25,522,282
Co-promotion expenses with Cubist	3,750,000	10,081,583
Total operating expenses	50,926,418	48,956,092
Loss from operations	(31,490,924)	(34,573,445)
Gain of de-consolidation of OBI	—	23,782,229
Equity in net loss of OBI	—	(485,969)
Interest income and other, net	159,225	76,387
Consolidated net loss	$(31,331,699)	$(11,200,798)
Net loss attributable to non-controlling interest	—	280,344
Net loss attributable to Optimer Pharmaceuticals, Inc.	$(31,331,699)	$(10,920,454)
Net loss per share - basic and diluted	$(0.65)	$(0.23)
Weighted average number of shares used to compute net loss per share - basic and diluted	47,884,210	46,722,617

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	March 31	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$87,964,542	$119,444,586
Short-term investments	5,385,109	4,556,329
Trade accounts receivable, net	7,062,761	7,119,089
Accounts receivable, other	3,939,220	2,391,071
Inventory	22,142,846	15,061,771
Prepaid expenses and other current assets	2,943,388	3,442,717
Total current assets	129,437,866	152,015,563
Property and equipment, net	4,027,355	4,338,720
Long-term investments	—	820,000
Deferred tax assets, non-current	890,843	890,843
Other assets	1,070,388	1,362,196
Total assets	$135,426,452	$159,427,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,728,709	$7,166,127
Accrued expenses	24,473,695	19,165,362
Deferred revenue	128,229	456,250
Total current liabilities	28,330,633	26,787,739
Deferred rent	1,110,743	938,520
Income taxes payable, non-current	890,843	890,843
Stockholders’ equity	105,094,233	130,810,220
Total liabilities and stockholders’ equity	$135,426,452	$159,427,322